Exhibit (A)(14)

Portal Software Renews Recommendation to Tender Shares

Presentation available via Portal Software Investor Relations Web Site

Cupertino, Calif. (May 31, 2006) — Portal Software, Inc. (NASDAQ: PRSF.PK), today made available a presentation, providing an overview of the factors considered by Portal in evaluating strategic alternatives and the process involved in seeking a buyer. Portal stockholders can download the presentation at http://investor.portal.com/ or contact Portal Investor Relations at 408-572-2345.

On April 12, 2006, Oracle Corporation (NASDAQ: ORCL) announced its intention to acquire Portal Software through a cash tender offer for $4.90 per share, or approximately $220 million. Portal’s management and employees will form a dedicated global communications business unit within Oracle concentrating on billing and revenue management. The tender offer is set to expire at 12:00 midnight EDT on June 6, 2006.

Portal’s Board of Directors and Executive Team renew their recommendation and encourage stockholders to tender their shares before the June 6 deadline.

About Portal Software, Inc.

Portal is the premier global provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

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MediaContact

Andrea Ward, anward@portal.com, 408-572-3958

© 1996-2005. PORTAL, and the PORTAL LOGO are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries

THIS INFORMATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY PORTAL SOFTWARE’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION, ORACLE SYSTEMS CORPORATION AND POTTER ACQUISITION CORPORATION FILED ON APRIL 25, 2006 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, FROM PORTAL SOFTWARE, INC. OR FROM ORACLE CORPORATION.

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